Exhibit 99.3

Millipore Corporation Investor Call – April 25, 2006

Slide 1

Joshua Young:	Good morning. I would like to welcome everyone to today’s conference call to discuss Millipore’s agreement to acquire Serologicals, and Millipore’s financial results for the first quarter of 2006. I am Joshua Young, Director of Investor Relations for Millipore. Joining me on today’s call are Martin Madaus, Chairman, President, and CEO of Millipore; Kathy Allen, Chief Financial Officer of Millipore, Jeff Rudin, General Counsel of Millipore, and Charlie Wagner, Corporate Vice President of Strategy and Corporate Development for Millipore.

In addition to the press release we issued today, we have provided several documents on our website that investors should review when listening to today’s discussion. Specifically, we will be referencing a slide presentation as part of our webcast. These slides will be available to be downloaded after the call has concluded. Additionally, we have provided our Q1 2006 financial results in Excel on our website.

Slide 2

Before we begin, I will make the usual Safe Harbor statement that during the course of this conference call, we will make projections or other forward-looking statements regarding future events or the financial performance of the Company that involve risks and uncertainties. The Company’s actual results may differ materially from the projections described in such statements. Factors that might cause such differences include, but are not limited to, those discussed in today’s earnings release and in our Form 10-K as well as other subsequent SEC filings.

Also, please note that the following information is related to current business conditions and our outlook as of today, April 25, 2006. Consistent with our prior practice, we expressly disclaim any intention to update our projections based on new information, future events, or other reasons, prior to the release of our second quarter financial results, scheduled for July.

During the course of this call, we will reference non-GAAP information. Millipore management analyzes non-GAAP financial measures because we believe these measures may allow for a better understanding of the Company’s underlying business trends. Constant currency is a non-GAAP measure whereby foreign currency balances are translated in all periods, and presented at Millipore’s budgeted exchange rates for 2006. This excludes the impact of fluctuations in the actual foreign currency rates on our results. In addition, the Company will discuss non-GAAP earnings that have been adjusted for items that management considers unusual or non-operating. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Reconciliations between GAAP results and non-GAAP measures are presented in the earnings release.

Now, I’d like to turn the call over to Martin Madaus.

Slide 3

Martin Madaus:

Thanks, Joshua. I’d like to thank everyone for joining us today to discuss our first quarter earnings and Millipore’s agreement to acquire Serologicals. This is an exciting and transformational transaction for Millipore. It will greatly strengthen our position as one of the leading franchises in the life science market and enhance our ability to build long-term shareholder value.

Slide 4

Agenda

During today’s call we will briefly review Millipore’s strategy that we shared with investors for the first time last June and have been executing for the past ten months. This strategy guides all of our day-to-day decisions and is the single, biggest factor in our decision to acquire Serologicals.

After the strategy review, we will take you through the rationale behind the deal and provide details about why this combination makes so much sense. I will then discuss the operational and financial impact of this transaction before turning it over to Kathy Allen to briefly review our first quarter earnings.

Slide 5

Recap of Millipore Strategy

We previously shared with investors that Millipore’s aspiration is to transform from a good company to a great company, to focus exclusively on the life science market, and to expand our market presence into new segments through targeted acquisitions. We believe this strategy will result in accelerated revenue growth and value creation for our shareholders. In 2005, we launched a new strategy, brought in new leadership, and began a process of cultural change at Millipore. We saw immediate improvement in our 2005 financial results, and made progress toward becoming the leading franchise in the life science industry. However, 2005 was only the beginning. It was the first year of a five year plan designed to generate industry leading performance and transform our company. Our acquisition of Serologicals is the next step in this transformation and will be an important part of our strategy to sustain higher levels of revenue and earnings growth over the long-term.

Slide 6

Millipore Strategic Goals

We have been very clear about the strategic goals of Millipore. They are as follows:

•	Strengthen our leadership position with biopharmaceutical customers. Our strong relationships with these customers are a critical source of Millipore’s competitive advantage. The Bioprocess Division is the fastest growing segment of our business and our ability to find additional ways to serve these customers is fundamental to our sustained growth.

•	Become a strategic supplier in bioscience research markets by adding innovative product offerings that allow us to enable break-through research and make researchers’ laboratories more productive. Historically, we limited ourselves to important segments in laboratory water and sample preparation. Our strategy is to significantly broaden our product offering and leverage our worldwide direct sales force, our commercial distribution, and our brand.

•	Lead our industry in product quality and manufacturing effectiveness; our global supply chain initiative will not only reduce our costs, but also improve our product quality by having state of the art systems and processes in place.

•	Become a magnet for talent; we need to have the best people and possess the best technical skills to be an industry leader

•	And finally, we are striving to double the value of the company through increased revenue growth and profitability. As I will talk about in a few minutes Serologicals is a perfect fit because it will help us to accomplish each of the goals listed on this slide.

Slide 7

Building on Significant Progress Made in 2005

After launching these strategic goals, we have made significant progress in a short period of time. 2005 was a great year, and as you can see on this slide, we accomplished a tremendous amount. My view is that 2005 was a good start, but I also know that we have much more work ahead of us to reach our potential. The changes we are making will help us to accelerate growth and profitability, improve our global supply chain performance, and generate higher R&D productivity. Millipore alone is expected to show meaningful growth and increase shareholder value. But, combined with Serologicals, we believe we can improve our growth trajectory, build a strong market presence in areas where we don’t play today, and create additional shareholder wealth by leveraging the strengths of both companies.

Slide 8

Agenda

So, with that as an introduction, let’s move to a more specific discussion of the transaction.

Slide 9

Transaction Overview

Let me briefly recap the terms of this transaction:

•	$31.55 per share all cash offer for all of Serologicals’ outstanding shares

•	The total value of the transaction is approximately $1.4 billion.

•	We expect the transaction to close by June 30th.

•	The conditions to close the transaction include

–	Serologicals shareholder approval, customary regulatory approvals, as well as other conditions in the merger agreement.

Slide 10

Serologicals: a perfect strategic fit

We are excited about our acquisition of Serologicals because it is a perfect strategic fit. It will help us meet all of our strategic goals.

-It brings important strategic value to both of our divisions

-The high growth profile of Serologicals will help us to accelerate our organic growth over the long-term.

-It provides important critical mass and size for us to be a more strategic supplier to customers.

-Serologicals will provide access to high-growth markets where we don’t have a presence today

-And, most importantly, their strong profitability will enable us to improve our earnings per share in 2006 and 2007.

Slide 11

I’d like to briefly discuss what we view as the core strengths of Serologicals, a company I am sure that many on the call are very familiar with.

•	Serologicals is a leading provider of a broad range of innovative solutions that enable drug discovery, development and production.

•	They are organized around two divisions. Their Research division, which is comparable to our Bioscience Division and serves the needs of laboratories, has a broad product portfolio and cutting edge products and services in selected market segments that are growing rapidly. They have leading positions in a number of important markets such as Neuroscience, Stem cell research, Multiplex platform technologies, nuclear function, and Drug discovery products and services. They are particularly strong in Academic markets, where we can leverage their presence to expand the use of Millipore products. Their Celliance Division provides critical cell culture media supplements used in the production of biologics. Their EXCYTE and Incelligent brands are leading products in the upstream bioprocessing segment and they have relationships with many large biotech and pharmaceutical customers. Although we sell significantly different products, the customer overlap in this segment of the business is almost 100%.

Slide 12

I have been impressed by what David Dodd, the CEO of Serologicals, and his team have achieved over the past year.

•	2005 revenues of $275 million, which reflected impressive organic revenue growth of 16 percent. I will talk more about this organic growth in a few minutes. They have also been active in the M&A market, recently announcing transactions with Linco and Cytomyx, two companies that will expand their offering and add incremental growth in the future. Linco and Cytomyx generated approximately $22 million in revenues in 2005.

•	Their non-GAAP gross margins of 57 percent have been stronger than Millipore’s, and they have recently announced site consolidations in Lake Placid, NY; Toronto and Lawrence, Kansas that are designed to further improve gross margins in the future. Both of our companies share a similar culture and focus on optimizing supply chain performance as a means to improving the profitability of the company.

•	They generated attractive growth in profitability as well generating non-GAAP earnings per share of $0.98, which translated into healthy 24% growth.

•	And finally, they have done a great job at running a highly productive R&D organization.

Slide 13

Serologicals: Strong Track Record of Innovation

One of the aspects of Serologicals that has impressed the entire team at Millipore is their success in generating revenue from new products, which is a critical differentiator in serving the Bioscience market. Serologicals has a very productive R&D organization with a demonstrated track record of bringing high growth products to market. They have increased the number of new products each year from approximately 930 three years ago, to 1,700 in 2005. But perhaps more importantly, they have shown an ability to command higher revenue per new product as they create efficiency improvements for the customer. Their average revenue per new product increased by approximately 21%, on a compound basis, over the past three years. The ability to rapidly launch new products that create more value for the customer and command higher pricing in the market is an important strength that Serologicals will bring to Millipore. This will help us to improve our R&D productivity which will be important to securing future growth.

Slide 14

Complementary Strengths of Each Company

The acquisition of Serologicals is an excellent opportunity for Millipore to add complementary operational strengths and technologies to our business, achieve synergies and cost savings, and generate value for the long term. This slide summarizes the complementary strengths of the combined company. Let me start by talking about what makes Millipore such a strong organization and how our strengths will complement those of Serologicals.

•	One of our main strengths rests with our large, direct sales force, which we think is one of the best in the industry. We have a strong global footprint, while Serologicals has a more modest global sales presence relative to Millipore, with a focus on the U.S. Together, we will be able to create significant synergies in selling to our combined global customer base by leveraging Serologicals’ broad Bioscience portfolio. Additionally, the Millipore brand is well-recognized as one of the leading brands in the industry. We have a strong reputation for best-in-class product quality and customer support. We also have extremely close relationships with our customers, which provides us with applications and process knowledge that is unmatched in the industry. This knowledge has enabled us to be the number one provider in several key markets, including downstream bioprocessing separation, laboratory water and life science filtration. Combining our leadership with Serologicals’ leading position in several high-growth, complementary markets will be very powerful.

•	Today, the offerings of Millipore’s Bioscience division are focused on two main areas: laboratory water and sample preparation. We are a leader in these two markets and the division has performed well and accelerated its performance over the past three quarters. However, we do not have a broad portfolio. One of Serologicals’ greatest strengths is their broad portfolio of innovative Bioscience products. The addition of these products will transform our Bioscience Division into a leading research reagents and tools supplier to our customers. Now, we will have the breadth and depth in both divisions to be successful in the long-term. I mentioned earlier that Serologicals’ strength in R&D was one of the aspects of their business that was very attractive to Millipore. The addition of their strong R&D programs will invigorate our own R&D capabilities and drive advances in new products. Finally, Serologicals is very strong in the cell culture supplements market. In our Bioprocess Division, we are the market leader in downstream filtration and purification. Historically, we have not had a significant presence in the upstream bioprocessing market. Serologicals’ strong position in the upstream segment will provide us access into this $1 billion market.

•	In summary, there is a significant opportunity to accelerate growth and profitability. Serologicals already enjoys higher rates of growth and profitability than Millipore, making it an attractive addition to our portfolio as we strive to improve our financial performance.

Slide 15

Combining Two Dynamic and Growing Companies

And let me be specific about the potential for our organic growth and profitability. Serologicals generated 16% organic revenue growth in 2005, which was the highest in our market. Millipore generated organic growth at 10%. Our combination brings together two of the most rapidly growing companies in the life science industry. We are excited about what this means for our potential to drive higher levels of growth in the future. We have tremendous opportunities, especially since we have a much larger sales organization and can increase sales of Serologicals’ products in rapidly growing international markets.

Slide 16

Third largest life-science consumables company

Both Millipore and Serologicals generate the vast majority of their revenues from consumable products. Our combination will make Millipore an even stronger player in the life science consumables industry and provide us the scale necessary to be one of the most strategic suppliers to our customers. We will also have significantly more resources and capabilities to invest in new technologies and bring new products to the market.

Slide 17

Bioscience Becomes Strategic Supplier

It is not only the size of our combined resources, but also the impressive breadth that Serologicals brings to our Bioscience Division that makes it such an important strategic fit. Our Bioscience Division becomes transformed overnight, gaining access to new markets and substantially expanding from the segments where it offers solutions today. This slide shows the breakdown for 2005 revenues for Millipore alone and for the combined company. The division becomes significantly more diversified. Serologicals’ demonstrated ability to quickly develop high value-added products will also help to re-invigorate our R&D efforts in the Bioscience Division and. improve customers’ productivity.

Slide 18

Serologicals Increases Millipore’s Market Presence

Serologicals provides us instant access to some of the fastest growing segments of the Bioscience market, where Millipore had little or no presence previously. As you can see on slide 18, many of these markets are experiencing mid double-digit rates of growth. Serologicals’ leadership in these cutting edge markets will enable us to strengthen the division and accelerate our growth. These cutting edge markets are expected to continue to grow in the double-digits for the next five years. This is very important for Millipore. As you know, much of our recent growth has been driven by our leadership in fast growing Bioprocess markets such as therapeutic monoclonal antibodies. With the addition of Serologicals, we will now have access to some of the fastest growing markets in BOTH our Bioprocess and Bioscience Divisions, improving our overall revenue growth profile.

Slide 19

Significant Geographic Revenue Synergies

Millipore has a strong global sales force. Serologicals’ has a strong U.S. presence, but a more modest presence outside the U.S. These geographic synergies are very powerful, as Millipore will be able to immediately expand Serologicals’ position in Europe, Japan and Asia, which are three important international markets where their presence is limited compared to Millipore’s. Serologicals has invested significantly in their U.S. sales force and as a result has a higher percentage of their sales force in the U.S. Although the U.S. is a market where Millipore has a larger number of sales reps and where we have historically leveraged distributors, Serologicals strong focus in this market will be beneficial in helping us develop new relationships with customers. By leveraging the complementary geographic focus of our businesses, we can create important revenue synergies and increase sales of many products from both companies.

Slide 20

Bioprocess: only provider of upstream cell culture and downstream

Now, turning to our Bioprocess business, Millipore is a market leader in downstream separation, with leading offerings for filtration and chromatography. Today, we have very little presence in upstream bioprocessing, a $1 billion market that is critical to the overall biopharmaceutical production process and represents a substantial portion of the overall spending from our customers. On the left hand side of this slide, we show the breakdown of our Bioprocess Division, which was approximately $600 million in 2005. We have leading positions in Chromatography & Filtration, Process Monitoring Tools, and Components & Systems. With the combination of the two businesses, which you will see with the pie chart on the right, we will immediately become a player in the cell culture market, where we can leverage our strong customer relationships.

Slide 21

This next slide clearly shows the Bioprocess synergies. Serologicals will bring us a significant upstream offering in the form of cell culture supplements, with leading brands such as their EXCYTE serum-free product, and INCELLIGENT, recombinant insulin. We are the market leader in downstream offerings, and combined we will have a broad solution that goes from process development and scale-up on the left all the way to ongoing compliance and monitoring on the right. As the only provider in the industry with both cell culture and downstream separations offerings, we will be in an excellent position to bring new innovations that improve our customers’ entire biopharmaceutical production process. Many of the decisions you make in upstream processing have a significant impact on downstream purification. We believe having a presence in both markets is strategic and it will create competitive advantages for us in the long-term.

Slide 22

This next slide shows the projected 2006 revenue break down for both companies on a stand-alone basis and as a combined company. We expect that Serologicals’ large Bioscience business will nicely balance the overall mix of Millipore’s revenues, and will result in a projected mix for 2006 of 42% Bioscience and

58% Bioprocess. We expect the mix between Bioprocess and Bioscience to become even more balanced over long term. Both segments of Serologicals’ businesses fit well with our existing divisions, so we will not need to make any radical changes to our organizational structure. With the high growth of several of the Bioscience markets, we are optimistic that a larger and stronger Bioscience Division will bring more balance to our revenue profile over time. This will help to offset some of the quarter-to-quarter demand fluctuations of our Bioprocess Division.

Slide 23

Agenda

Now that we have covered the strategic rationale & transaction overview, I would now like to turn attention to the operational and financial impact of the transaction.

Slide 24

Key Revenue Growth Drivers.

You can see on slide #24 that we made a significant improvement in accelerating organic growth to 10% in 2005. After a solid first quarter, we are re-affirming our previously issued guidance of 8-10% constant currency revenue growth in 2006 for Millipore alone, which you will see reflected on this slide. With Serologicals’ significant organic growth, we believe we will be able to accelerate growth for the combined company to 9-11% in 2007. We believe this level is attractive and will enhance our status as one of the fastest growing companies in the sector.

Slide 25

Serologicals will improve Millipore’s profitability

Serologicals has consistently posted higher gross margins and EBITDA margins than has Millipore. On slide #25, you will see 2005 non-GAAP gross margins and EBITDA for each company. In 2005, Millipore had an EBITDA margin of 22.7 percent. The acquisition of Serologicals will increase Millipore’s margins, and move us toward the higher end of our peer group for EBITDA margins.

Slide 26

Cost and Revenue Synergies

Although this is a complementary transaction, with little overlap between the core businesses of Serologicals and Millipore, we still believe that there are significant cost savings to be generated by rationalizing corporate overhead and redundant G&A functions. We are confirming our 2006 non-GAAP earnings per share guidance for Millipore alone of $2.90 to $2.95. Using this EPS range as a base, we expect this transaction to be accretive on a non-GAAP basis and add $0.10 to $0.15 per share in the second half of 2006, resulting in a 2006 EPS range of $3.00 to $3.10 per share. This assumes the transaction closes by June 30th. We anticipate $9 to $10 million in cost savings and synergies in 2007, growing to $15 to $17 million in cost savings and synergies on an annualized basis in 2008. Most of these synergies will be cost-related. We will also be in an excellent position to realize revenue synergies in a number of areas, as the combination of our companies accelerates Millipore’s top line growth:

•	Our complementary geographic footprint will enhance sales;

•	We can leverage our stronger Bioprocess sales force and customer relationships to expand adoption of Serologicals’ products

•	We expect Millipore’s Internet sales channel to benefit from the addition of Serologicals products

We already have an integration team in place to successfully integrate Serologicals, led full-time by Charlie Wagner, Vice President of Strategy and Corporate Development for Millipore. We are confident about our ability to ensure that our integration activities do not cause any distractions to our core business. Serologicals has also successfully integrated a number of acquisitions. Combined, we have the capabilities and expertise from previous integrations to ensure that we integrate successfully and deliver substantial value.

Slide 27

Transaction is Accretive Immediately

You will see from this slide that in addition to being accretive to our non-GAAP 2006 earnings per share, we expect the acquisition to have a substantial impact on our profitability in 2007. We are projecting non-GAAP earnings per share of $3.60 to $3.75, which would represent growth of approximately 20 percent from our projected 2006 non-GAAP earnings per share.

Slide 28

Financing of transaction

The transaction, which includes the assumption of Serologicals’ debt, will be financed by approximately $600 million in cash from Millipore’s balance sheet and approximately $900 million from debt. We expect that the cash flow of our combined company will allow us to repay our debt. The graph on this slide shows 2006 guidance for cash flow from operations for both companies and the combined cash flow totals for the year. You can see that the cash flow potential for the combined companies is significant.

Now I would like to turn the call over to Kathy Allen, who will discuss Millipore’s first quarter results.

Slide 29/30

Q106 Highlights

Thanks Martin, I am going to spend a few very brief moments on the first quarter, before we turn it over to Q&A. From an operating perspective, the first quarter for Millipore was a continuation of the momentum we built in 2005. Our Bioprocess Division continued its strong performance with 13% constant currency revenue growth, despite a very strong first quarter last year. Our Bioscience revenues were 10% higher on a constant currency basis. Q1 was the division’s third straight quarter of constant currency revenue growth of 9% or greater. The higher Bioscience revenues are being driven by strong growth in emerging markets, especially China, as well as a range of sales force initiatives, which have resulted in better execution. We are excited about the possibilities for Bioscience when we combine Serologicals’ products with the strong underlying fundamentals of our business.

Our global supply chain initiative continues to help us improve our non-GAAP gross margins. The execution of the leadership implementing the initiative continues to be excellent. During the quarter, we shipped our first hardware systems from Bangalore, India and are delivering on all of the metrics that we previously committed to, including facilities closures. The progress on various aspects of this initiative is moving along so well that we are moving capital expenditures planned in 2007 forward to 2006 to accelerate some of the benefits. This will result in capital expenditures in 2006 of close to $110M.

In addition to the Serologicals acquisition, we also announced our acquisition of Newport Bio Systems on April 5th, which is scheduled to close at the end of this week. Newport is a provider of process containers, which will expand our presence in the fast growing disposable bioprocessing market. The addition of process containers will provide Millipore with the industry’s broadest range of disposable products. By manufacturing all of the components of an integrated disposable solution, Millipore will eliminate the need for its customers to validate multiple products from multiple suppliers. Millipore will be the only Company in the industry that can provide biopharmaceutical companies with a comprehensive disposable solution that is manufactured, assembled and validated with one quality system. The Newport Bio Systems cash purchase price is expected to be $8.8 million and the company will add approximately $4 million to Millipore’s projected 2006 revenues.

Finally, we continue to raise the level of expectations and execution throughout the company and are delivering to the promises we made to investors early in 2005.

Slide 32

Q1 2006 GAAP Results

On the next slide, you will see our Q1 GAAP results. Foreign currency translation lowered our revenues for the first quarter, which created a 5 percentage point difference between our reported growth of 7% and constant currency growth of 12% in the quarter. The Q1 2006 effective tax rate was 22.4% and we anticipate the full-year GAAP rate to be 24.6%. The lower Q1 effective tax rate was caused by a tax benefit associated with a change in the tax status of our Puerto Rican manufacturing facility at the beginning of 2006.

Slide 33

Q1 Non-GAAP Reconciliation

On slide #33, you will see the items that are excluded from our non-GAAP results on the next slide. There were three items that affected Q1. Stock based compensation cost of $2.6 million, manufacturing consolidation costs of $4.2 million, and amortization of intangibles of $1.4 million. The stock based compensation charge was slightly lower than we expected due to the fact that our February 2006 equity award represented less dilution than we had forecasted.

Slide 34

Q1 Non-GAAP Results

Slide #34 presents our non-GAAP results for the first quarter. We reported a non-GAAP operating margin of 18.7% of revenue, which was 1.9 percentage points lower than last year. In Q1, we reported a 50 basis point improvement in our gross margins, resulting from savings generated by our supply chain initiative. This was more than offset by higher SG&A and R&D expenses, as a result of unusually low spending in Q1 2005 associated with management transition and unfilled headcount at the time. Depreciation and amortization in the quarter was $13.5 million, resulting in 23.2% EBITDA margin in Q1. Non-GAAP EPS was $0.74 down year-over-year due, in part, to the higher share count and tax rate.

Slide 35

Balance Sheet

Moving to the Balance Sheet on slide 35, cash & marketable securities, as well as total debt remained unchanged in the quarter, compared to Q4 2005. DSOs were 73 days, flat with Q1 of last year. Inventory days of supply was 120 days, compared to 112 days last year due to planned inventory build up related to our manufacturing consolidation. We used $24 million of cash flow from operations, compared to our generation of $18 million in operating cash flow last year. This primarily reflects tax payments for the repatriation of earnings we completed at the end of 2005, the funding of our retirement plans, and higher employee compensation payments relating to bonuses and salary increases.

Now I would like to turn the call back over to Martin for some closing remarks before we begin our Q&A session.

Slide 35

Summary

Thanks Kathy. We view the acquisition of Serologicals as transformational and the next step on our journey to making Millipore the leading company in our industry.

•	Our Bioscience offering will gain a substantial amount of technical talent, a broad array of innovative products, and will be able to take advantage of geographic revenue synergies.

•	Our Bioprocess division gains access to the $1 billion upstream bioprocessing market, which will help us to create stronger relationships with existing customers and further differentiate ourselves from competitors.

•	Millipore’s revenue from new products has been modest; the addition of Serologicals’ strong R&D programs will invigorate our combined R&D capabilities and drive advances in new product development that will secure future growth. Additionally, we will gain access to key talent and technical capabilities that we could not have built on our own. We are excited to welcome the staff at Serologicals’ research centers across the world and are committed to making Millipore known across its businesses for its emphasis on R&D.

•	We are buying a company with higher organic growth and profitability than Millipore. Our priority is to accelerate growth and profitability for shareholders. The combination of our two companies will enable us to create new value, as part of our strategic goal of doubling the value of the company.

•	And finally, we posted another quarter of very good results off of a very tough year-over-year comparison. Our acquisition of Newport Bio Systems reflects our ongoing effort to invest in fast growing markets where we can be the market leader. Now, we would be pleased to take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q & A roster.

Your first question comes from John Sullivan with Leerink Swann.

John Sullivan:	Hey guys, good morning. Congratulations on the deal. A couple of quick questions regarding the leadership of Serologicals on the electoral biology and cellular product side of the business. Would you expect that management of Chemicon in upstate will likely remain in place?

Martin Madaus:	It’s too early to determine at this point, but like I said earlier, this is a complementary acquisition so our goal is to retain as many of the people of Serologicals as we possibly can.

John Sullivan:	Thanks very much.

Operator:	Your next question comes from Dan Leonard with First Analysis.

Dan Leonard:	Hi everyone. Martin, for your 2007 guidance, how much of that is Serologicals contribution?

Martin Madaus:	We really don’t break this down at this point. As you know, you’re right at the beginning of this transaction and we feel we are comfortable with the range but we don’t have really a break down at this point.

Dan Leonard:	Okay. And can I assume if you close this deal that you will be out of the M&A market for a little while?

Martin Madaus:	M&A has and is part of our strategy, obviously it will take some time to digest this transaction and do the integration well and that will be obviously our focus. But, medium and long term M&A will always be part of our strategy.

Dan Leonard:	Okay. And can you give me any kind of a feel for the synergies you’re looking for. Maybe what portion of those are cost synergies verses sales synergies?

Martin Madaus:	As I said, most of the synergies that we’ve outlined are cost synergies. There will be increasing revenue synergies over time and as we complete the integration planning and close I think we can give more detail on future revenue. It’s too early to nail that down right now.

Dan Leonard:	Okay, thank you. I will get back in queue.

Operator:	Your next question comes from Derik Debruin of UBS.

Derik Debruin:	Hi, good morning.

Martin Madaus:	Good morning.

Derik Debruin:	Given the change in the geographic mix that’s going to undergo the companies, what do you see happening to the tax rate in the, I guess ‘06 – ‘07.

(Cathy):	Well, initially the tax rate will be the mathematical combination of the tax rates of the two companies, because as you know, the tax rate is impacted by the geographies in which the businesses participate and where the profits are distributed. I do think though, going forward part of the opportunity that we will look at is revisiting our tax planning, our tax strategies, and there may be a further opportunities in the future, but in the short term, the mix of the two companies together will have the impact of increasing our tax rate, higher than you’ve seen on the Millipore side because there will be a higher mix of US tax rate profits, but lower than what you’ve seen on the Serological side.

Derik Debruin:	Okay. That’s kind of what I was thinking. One, you had guided at $.22 sin stock option expenses for ‘06, I guess how do we start looking at the options of, the options in ‘06 and ‘07?

(Cathy):	The guidance in 2006 as we mentioned in our comments, our first quarter came in a little lighter than we had anticipated so we are expecting our full year EPS impact for stock based compensation, now this is for Millipore alone. We’ll be less than $.20. So, we’ll be in that, around the $.20 range.

Derik Debruin:	Okay.

(Cathy):	And in 2007 I think it’s too early to say. We will be looking at our new Serological employees and the Millipore population and we’ll be looking to find the right equity awards but I think equity will continue to be part of our compensation packages so at this point we have not sized what the 2007 FAS 123 impact for the combined company will be.

Derik Debruin:	Okay. And then one final question. Just on the current quarter. So, when you look at some of the end markets particularly in Japan and in Asia is there anything unusual going on in the market. Can you just talk about what you are seeing in the overall marketplace?

Martin Madaus:	We didn’t see anything unusual going on, in fact there are differences in the Asian market. Japan is certainly going slower than China or India. But we didn’t see any unusual trends. Bioscience business was good in Japan. Bioprocess business I would say average, not great, not bad. So, nothing unusual really.

Derik Debruin:	Great, I’ll get back in the queue.

Operator:	Your next question comes from Tony Butler of Lehman Brothers.

Tony Butler:	Thank you and good morning. Martin does the composition of the board change in any manner. Thank you.

Martin Madaus:	No it doesn’t.

Tony Butler:	Thanks.

Operator:	Your next question comes from Richard Eastman with Robert Baird.

Richard Eastman:	Yes, two questions. First could you just walk through the European growth a little bit. I mean, is that, what is the organic number there and then also, are we seeing any acceleration in either the bioscience or bioprocess side of the business in Europe?

Martin Madaus:	Are you referring to the Q1 results?

Richard Eastman:	Yes I am.

Martin Madaus:	Do you have that? We’re just looking up.

(Cathy):	Well, I would say that the, from a business perspective, the growth in both of the businesses was very strong in Europe and again we’ve seen the continuing trend there, the bioscience division has been strong in Europe for several quarters in a row. So, yes the acquisitions are in that number, but both businesses had a strong Q1 growth number.

Richard Eastman:	And do the, is the acquisition contribution like, is it approximately $8 million or so?

(Cathy):	No, it, the acquisition contribution in Q1 is approximately $7 million.

Richard Eastman:	Okay. That’s, is that total, is that for Europe?

(Cathy):	It is all in Europe. Well it is mostly in Europe.

Richard Eastman:	Okay, all right. And then also, I just have a question. Could you just give us a flavor for Serologicals estimated ‘06 EBITDA or sales? Because they, in the sales line they’ve got a couple acquisitions that are, will be in for the full year. I’m just trying to get a ballpark for sales on EBITDA for ‘06.

(Cathy):	Yeah, Rick, we’re again, at this stage, we’re not going to comment on ‘06 for Serologicals separately. I think that, certainly as we close the transaction as we go through the next few weeks, talk to the company, look at what happens in from Millipore as we acquire and consolidate Serologicals we’ll provide more color there. But at this point, we’re looking at as the total company and providing the EPS guidance that we provided for ‘06. I do want to make a correction though, about my response on the Performa impact of the acquisitions. As you can see we don’t, I don’t have that data right here, but the acquisitions impact roughly $7 million is split really between the Americas and Europe roughly, I don’t have the specific numbers but it’s in both of those geographies.

Richard Eastman:	Okay, so the total from Microsafe and NovAseptic was $7 million and 50/50 split is, we should look at…

(Cathy):	Yeah, I think that’s fair, that’s roughly yeah.

Richard Eastman:	All right, thanks.

Operator:	Your next question comes from Paul Knight with Thomas Weisel Partners.

Paul Knight:	Martin Madaus can you talk about how your products are currently distributed to the biotech industry and then addition how the Serologicals serum buffers media etcetera is distributed and how you expect how that will be combined?

Martin Madaus:	You have a direct sales force world wide, we have key account managers and we have, don’t have really plans at this early stage to see how do we combine it. The different call points, so that has to be analyzed. The fact of the matter is the account overlap is very strong. But there might be within it an account, you might have different people to call on. But the overlap is almost perfect.

Paul Knight:	Okay, thanks.

Operator:	Your next question comes from Darryl Pardi of Merrill Lynch.

Darryl Pardi:	Hey good morning. One of the benefits you mentioned several times is the ability to leverage the Millipore international sales and distribution organization with Serologicals product portfolio. But, in the laboratory, although you’re selling options to the same customer, it’s a different type of technical sale. What do you have them do to involve the international sales organization at Millipore to achieve that goal?

Martin Madaus:	We will go in the integration planning process to an extensive sales force analysis to understand which products are most likely to be prioritized and cross selling And cross selling would be in both cases Millipore products and Serological products. But there is a good opportunity clearly there is still a need for specialists, there is no doubt about it in the various disciplines all of the segments. So, it will be a blend of specialists and some generalists.

Darryl Pardi:	And the cost synergies, I’m sorry, go ahead.

Martin Madaus:	It’s really, this is as much as we can say at this point because we really haven’t done the analysis yet. And as we progress towards the close and we actually close the acquisition as planned we’ll be able to be more specific about that. But it’s very complimentary I would say. That’s the main message here.

Darryl Pardi:	In the cost synergies that you have laid out for ‘06, I’m sorry for ‘07 and ‘08 does that incorporate incremental costs for adding specialist internationally?

Martin Madaus:	We don’t have that level of detail yet.

Darryl Pardi:	Okay. And just to be clear, the cost savings of $15 to $17 million in ‘08, is that incremental to the $9 to $10 million in ‘07? So on an annualized basis you’d be in the 24 to 37?

Martin Madaus:	No, it goes up basically. It’s a different period.

Darryl Pardi:	Yeah. Okay. And for the past, for Q1 (Cathy) is it possible to get the growth for the biotech 35?

(Cathy):	I do not know that number right, I do not have that number handy.

Operator:	Your next question comes from Frank Pinkerton with Bank of America Securities.

Frank Pinkerton:	Hey thanks for taking the question. I really got one and maybe it’s a little unfair on Martin but if you could try that would be great. Almost two years ago a different management team at Millipore but pretty much the same board responded to me that JRH was not an acquisition and that Millipore was interested in. Other than of course you coming on and changing a little bit going on in the company, you know, pretty much the boards the same. Why is Serologicals now such a strategic acquisition especially to me which looks to be a little bit higher acquisition premium for that company? Thanks.

Martin Madaus:	Well, I think every company has the right to adjust their strategy as to go along. I think I laid out the rational why it makes sense to be in the upstream possessing and the down stream processing. It does make sense. And I think if you understand the trends in that market when you look at the development of high protein tighter, you can see that if you improve for example Serologicals products too, if they improve sell productivity, you understanding that and knowing what this means to dancing processing, is quite important in the long run, so that’s where I see really on a technical basis the strategic fit.

But just on a business basis also it’s a great fit because you have the same customers. There is a difference between the self culture media market and the self culture supplement market. So, just to clarify that, Serologicals offering is in the self culture supplement market. Not in the media market. It goes hand in hand basically.

Frank Pinkerton:	Okay great, and I guess just from a follow up standpoint, how is the new Millipore going to handle channel relationships on the life sign side, has any of that been decided now is the company large enough to look to go direct in those type markets? Thanks.

Martin Madaus:	We are committed to our current distribution partners. We have not done the analysis but I can tell you that we are happy with our current set up, direct sales force and distribution that works pretty well for us.

Frank Pinkerton:	Okay, great. Thank you.

Operator:	Your next question comes from Tracy Marshbanks of First Analysis.

Tracy Marshbanks:	Good morning, rather than the usual good afternoon and congratulations.

Martin Madaus:	Thank you.

Tracy Marshbanks:	I apologize if you addressed this early on, I was having trouble getting a good line in, but my basic question I you look at Serologicals and we know them pretty well, you know they would fit very nicely with a number of companies or a number of companies would probably be interested in them. What do you view as, you know, what Millipore brings to the table that makes you the best acquirer in terms of you know, creating future value and getting performance out of Serologicals as part of Millipore.

Martin Madaus:	I’d say three things. First of all, there’s no overlap in product. We have a strong sales force and Serologicals has a strong product portfolio and R&D effort so that in it’s self is complimentary. That’s a great fit. And third, I would say we have similar cultures. We, I think that’s a very strong cultural fit between the two companies as well.

Tracy Marshbanks:	Thanks.

Operator:	Your next question comes from Scott Mittelman of Jefferies Asset Management.

Scott Mittelman:	Good morning, congratulations guys. You are using a June 30 date for the close of the transaction which is roughly two months away. What makes you comfortable that regulatory reviews won’t prolong the process?

Martin Madaus:	This is our best guess at this point. We don’t see any significant issues from our due diligence and our assessments. Obviously it’s a guess, but we feel that’s our best estimate at this point.

Operator:	Your next question comes from Philip Taylor of RBC Capital Market.

Philip Taylor:	Hello, yes good morning gentleman.

Martin Madaus:	Good morning.

Philip Taylor:	We are a holder of the Serologicals foreign three quarters convertible bond and our understanding of the indenture is that we will be able to receive the coupon payment on August 15 and subsequently convert into the cash equivalent of the shares. Would you concur with that understanding?

Martin Madaus:	I have not the detail on this transaction, but (Cathy) you want to comment on this so we can…

Man:	(Unintelligible) I was just saying at this point we will be filing the merger agreement shortly in an 8K and those details can be picked up from that agreement and that would be the best way to handle that kind of issue.

Martin Madaus:	Did you understand? So it’s in the 8K filing that will come soon.

Man:	It will come in a day or two.

Martin Madaus:	In a day or two.

Philip Taylor:	Okay, thank you.

Operator:	Your next question comes from Chris Arndt of Select Equity Group.

Chris Arndt:	Hi good morning. Could you just tell us what the overall cost of debt will be after you take on the new debt for the acquisition and also what portion of the debt will be variable and what portion will be fixed?

(Cathy):	Well, at this point, we have not lended on the final structure for financing this transaction. We have been spending that you can imagine some time thinking about the alternatives, Millipore’s balance sheet is in a situation where we are fortunate to have a number of alternative vehicles available to us in terms of form in which the debt could be affected.

So, at this point I’m unable to answer your question in terms of the affective rate or the mix. But it’s certainly something that we’ll be working on as you can imagine over the next few weeks.

Chris Arndt:	Okay, can you say what portion of the financing that you do have down, I think you mentioned $900 million in total debt, is that right?

(Cathy):	We’ve indicated that we will finance this with the $600 million on balance sheet, roughly, and $900 million of additional debt.

Chris Arndt:	Okay, thank you.

Operator:	Your next question comes from Dan Leonard from First Analysis.

Dan Leonard:	My follow up was already answered, thank you.

Operator:	Your next question comes from Blake Goodner with Bridger Capital.

Blake Goodner:	Hey guys, and congratulations on the deal. Martin I just, I heard (Cathy) say that you thought the global supply change initiative was moving along so well that we are going to be accelerating some of the CAPEX spend into ‘06 from ‘07. And again, I guess just to back track, I guess it’s more of a specific Millipore question than the new co. but with the acceleration of that CAPEX is the 400 base points of gross margin that was the original target for ‘09 still in tact, or are you feeling more comfortable with that, such that we might see a little more than that in the out years, just a little more color on the global supply chain since we’re going to be accelerating the CAPEX forward into ‘06. Thanks.

Martin Madaus:	Yeah, acceleration means that we see the timing may be coming a little bit early. I couldn’t tell you exactly how many months or quarters but its in general good news, so see it as a good progress update and good news on the global supply chain initiative, it’s a good sign.

Blake Goodner:	Okay, and then my other question is on the bioscience side, I guess hen you gave guidance at the end of last year, you talked about a cagier in the 6-8% range for that business. You’ve grown that business three straight quarters now about that target and now adding in the Serological product line. Do you have a sense for sort of what the new cagier target would be for that bioscience division, what you’re thinking about?

Martin Madaus:	We don’t have enough understanding of the acquired business to really nail that down. We do, we are satisfied and actually quite happy that the bioscience business is doing so well quarter after quarter and that is due to a number of initiatives that we’ve launched. So, as we do the integration planning, understand more about the Serologicals business I think we’ll tighten that up and firm that.

Blake Goodner:	Okay, thanks.

Operator:	Your next question comes from Darryl Pardi of Merrill Lynch.

Darryl Pardi:	Hey, just a couple of follow up questions. The large stocking order that you guys received last summer. Did any of that ship in the first quarter?

Martin Madaus:	We have the stocking order as part now of the ongoing business because we see inventories fluctuate and demand going up and down from quarter to quarter, so some of it is in so we don’t see it as an unusual item, we see it now more as the ongoing business for the bioprocess business.

Darryl Pardi:	Okay, and just secondly, (Cathy), were there any one time expenses, outside of what you’ve highlighted in SG&A for the stock comp, is there any one time expenses in the first quarter? It seemed like there was a significant sequential jump of $3 million which is unusual for you historically.

(Cathy):	Well, typically Q1 is a higher spending level that Q4, because we affect almost in all of our geographies the annual salary adjustments. We also tend to have all of our annual world wide sales meetings in the first quarter and we launch a number of marketing programs in the first quarter and we of course incur those expenses in the period in which the marketing program is launched. So, there’s a lot of those kinds of Q1 dynamics that we see in the Q4 to Q1 growth rate.

Darryl Pardi:	Okay, thank you.

Operator:	Ladies and gentleman, we have reached the end of the allotted time for today’s conference. I would now like to turn the call back over the call to Mr. Martin Madaus for closing remarks.

Martin Madaus:	Okay, thank you everyone for joining us today, this is a very special day as you can see this is a great strategic fit as well as hands growth profitability from Millipore and it is immediately accretive. Acquisition of Serological is very exciting to us and we are very confident about the future of the combined companies. We hope to see you, many of the investors in the near future at the conference with Deutsche Bank, Bank of America, UBS (Holit Baird) and during the month of May. So, thank you very much for your time and attention. Bye-bye.

Operator:	Thank you ladies and gentleman, this concludes today’s conference call, you may now disconnect.

This material is not a substitute for the proxy statement Serologicals will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement when it becomes available, because it will contain important information. The proxy statement and other documents which will be filed by Serologicals with the Securities and Exchange Commission will be available on the SEC’s website, www.sec.gov. Serologicals and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Serologicals’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Serologicals participants in the solicitation of proxies of Serologicals shareholders by reading the proxy statement when it becomes available.